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                             J.C. NICHOLS COMPANY
                               310 Ward Parkway
                           ON THE COUNTRY CLUB PLAZA
                          KANSAS CITY, MISSOURI 64112
                                  816/861-3456

                                                                June 8, 1998

Dear J.C. Nichols ESOP Participant:

A few days ago you received a proxy statement that describes in detail the proposed merger between Highwoods and the J.C. Nichols Company. Please keep in mind that the Securities and Exchange Commission requires the extensive detail in the proxy document, and each and every fact must be documented by the Company.

We know the proxy is long and complicated. Therefore, we would like to explain in less legalistic terms what we view as the key points. We've also included with this letter a number of answers to questions many of you have raised. The J.C. Nichols Board has a fiduciary responsibility to protect the interests of all shareholders and it is in that capacity that we will be communicating with you with respect to the Highwoods transaction.1

You will have a further opportunity to ask questions in person at an upcoming meeting with J.C. Nichols and Highwoods on Sunday, June 14 to be held at the Kansas City Crown Plaza Hotel at 4:00 p.m. Representatives of Intrust have also been invited to attend.

THE J.C. NICHOLS BOARD BELIEVES THE HIGHWOODS OFFER IS IN THE BEST INTERESTS OF ALL SHAREHOLDERS

Your Board of Directors believes there are three key reasons to vote for the J.C. Nichols/Highwoods merger: The transaction offers superior value to all J.C. Nichols shareholders, with the certainty that shareholders will receive that value as quickly as possible; the Highwoods offer is the best offer, and it is the only offer; and Highwoods has made important commitments that will assure that J.C. Nichols maintains its unique role in the life of Kansas City.

1.  SUPERIOR VALUE FOR YOUR J.C. NICHOLS SHARES, NOW

You are being offered $65 in cash, Highwoods stock, or a combination of the two, for your shares in J.C. Nichols.2 Currently, the ESOP Trustee has the right to choose cash or stock for you. We have asked the Trustee to allow us to give you the right to choose cash or Highwoods stock in the merger. We have reached that agreement orally in principle, but a written agreement has not yet been signed.


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1 The Board is not acting as a fiduciary within the meaning of the Employee
  Retirement Securities Act of 1974, as amended.
2 Subject to the terms outlined in the proxy statement.


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  o      To the extent that you receive cash, you will receive $65 a share in cash. To the extent that you receive Highwoods stock, you will receive between 1.84 and 2.03 shares of Highwoods stock, depending on the average price of Highwoods for the 20 days prior to closing of the merger. The agreement is structured to help ensure that those receiving Highwoods stock will get approximately $65 for each share of J.C. Nichols. For more information, please see pages 10 and 11 of the proxy and the attached questions and answers.

  o This $65 per share offer represents a tripling in the value of J.C. Nichols shares since first quarter 1996 when your new Board of Directors and management team began our efforts to restore the Company to a sound foundation. This chart illustrates how shareholder value increased over the past three years:

                  Value of J.C. Nichols Shares                 $
                  ----------------------------               ------

                  First Q1/1/95                              $ 9.38
                  First Q1/1/96                              $20.00
                  First Q1/1/97                              $29.00
                  Merger Value                               $65.00(3)

  o To the extent that you receive Highwoods stock, or a combination of cash and stock in exchange for your J.C. Nichols shares, you become a shareholder in Highwoods, a $3 billion real estate investment trust ("REIT"), one of America's largest real estate companies. Highwoods is a dynamic, fast-growing company with a history of growing dividend payments, and is actively traded on the New York Stock Exchange.

2.  HIGHWOODS IS THE BEST PARTNER

In looking for a strategic partner, your Board of Directors focused on receiving superior value for J.C. Nichols shareholders. In addition, it looked for three other critical qualifications:

1. That the partner have the proven track record and experience necessary to take J.C. Nichols to its next stage of growth and development.

2. That the partner have the necessary financial strength and sound balance sheet necessary to complete a transaction of this magnitude.

3. That the partner be prepared to make commitments to preserve J.C. Nichols' unique role as a corporate citizen of Kansas City.


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3 Subject to the terms outlined in the proxy statement.


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Highwoods is the best partner under all of these criteria. As one of the nation's largest and leading REIT's, Highwoods' conservative, $3 billion balance sheet and strong credit rating will enable it to increase its investment in existing J.C. Nichols properties and to develop new locations. Highwoods believes that J.C. Nichols, Kansas City, and the central Midwest offer significant opportunities for growth.

Highwoods also has an enviable track record of delivering value to shareholders. As of March 31, 1998, Highwoods had generated a total return to shareholders of 112% since its initial public offering in June 1994, and had generated an average annual total return to shareholders of 22%, although it is important to add that past performance is not necessarily an indication of future performance.

3.  HIGHWOODS IS THE BEST AND ONLY OFFER

The Highwoods offer is the ONLY offer. There is no other offer.

 o The J.C. Nichols Board and its investment bankers contacted several possible strategic merger partners in 1997; Highwoods was the only one to make a definitive offer for the company.

 o Two other large, prominent real estate companies asked to review J.C. Nichols records after the Highwoods offer was announced. They reviewed our records, and then indicated they had decided NOT to pursue a transaction.

 o A little-known company called Intell has said if shareholders don't approve the merger with Highwoods that Intell MIGHT consider making an offer for J.C. Nichols. Intell would have no obligation to make an offer -- AT ANY PRICE.

 o Your Board of Directors can make no assurances as to the market price at which the Company's stock would trade at any future time if the Highwoods merger is not approved.

4.  HIGHWOODS IS COMMITTED TO KANSAS CITY

Highwoods met our final requirement in a strategic partner because it has a proven reputation for demonstrating its commitment to the locations in which it operates. Highwoods recognizes J.C. Nichols' unique place in the life of Kansas City and has made several important commitments to preserve J.C. Nichols' place as a contributing corporate citizen. Specifically:

 o Highwoods fully supports J.C. Nichols' planned $240 million investment in the expansion and renovation of the Country Club Plaza, the country's first suburban shopping center.

 o Highwoods will continue to provide marketing support for our tenants, which has always included sponsoring the renowned Christmas Plaza lights display.

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 o       Highwoods will continue J.C. Nichols' charitable giving in the Kansas
         City metropolitan area at, or above, current levels.

Your Board of Directors regards these promises as vital commitments to the community that has supported the Company's development throughout its history and will be a major source of its future growth.

WE URGE YOU TO INSTRUCT THE TRUSTEE TO VOTE YOUR SHARES IN FAVOR OF THE HIGHWOODS MERGER

For all of these reasons, your Board of Directors believes the merger with Highwoods is in the best interests of all J.C. Nichols shareholders, including you. It represents a significant premium for your shares, the potential to receive cash or participate in continued value creation by a strong company with an excellent track record, and it provides a vital commitment to our community.

We urge you to please sign, date, and return the blue Voting Instruction Form today indicating your support for the merger of J.C. Nichols and Highwoods.

We look forward to seeing you at the upcoming meeting on Sunday, June 14th at the Kansas City Crown Plaza Hotel at 4:00 p.m. Members of your Board of Directors and representatives of Highwoods will be there to discuss the J.C. Nichols/Highwoods merger and to answer any questions you may have. Representatives of the Trust have also been invited to attend.

In the meantime, if you have any questions, or if you have not yet received your proxy statement, please call Innisfree, our proxy firm, which has established a toll-free J.C. Nichols Helpline for ESOP participants at 1(888)750-5835. You will not be asked to give your name.

Thank you on behalf of the Board of Directors,






William K. Hoskins
Chairman of the Board





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                     FREQUENTLY ASKED QUESTIONS AND ANSWERS


Following are questions received from many of you over the past several weeks. We believe these answers will help to clarify the issues.1

1.       Q.       I've received lots of pieces of paper that are very legally oriented. How do I know what they all mean?

         A. For a full explanation and further information, you can call our proxy firm's toll-free J.C. Nichols Helpline at 1(888) 750-5835. You will not be asked to give your name.


2.       Q.       What process will be involved in voting on the merger?

         A. We have set the special shareholders meeting for July 1. You should have already received a proxy statement and blue Voting Instruction Form. Since Missouri state law requires that 66 2/3% of J.C. Nichols shareholders to support the Highwoods merger in order for it to pass, your vote is important. Therefore, we urge you to instruct the Trustee to vote your shares in favor of the merger as soon as possible. The deadline for Intrust to receive your blue Voting Instruction Form is noon, June 30.


3.       Q.       What kind of company is Highwoods?

         A. Highwoods is one of America's largest and leading real estate companies. The value of Highwoods' assets is currently $3 billion, and Highwoods is a company with a very strong balance sheet. Highwoods' management is also very strong and has an excellent real estate track record. Your Board of Directors believes that Highwoods is the best partner to assist J.C. Nichols' growth and development.


4.       Q.       What exactly will I get for my J.C. Nichols shares?

         A. You will receive 1) $65 in cash, or 2) between 1.84 and 2.03 shares of Highwoods common stock, or 3) a combination of cash and Highwoods stock.

                  If the election to receive Highwoods stock is made, you will receive between 1.84 and 2.03 shares of Highwoods stock, depending on the

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                  average price of Highwoods stock for 20 days prior to closing of the merger transaction. For example, if the average price is BETWEEN $32 and $35.35, you will receive whatever number of Highwoods shares equates to $65 in value based on the 20 day average. If the 20 day average price is BELOW $32, you will receive 2.03 Highwoods shares. If the 20 day average price is ABOVE $35.35, you will receive 1.84 shares.

                  If the election to receive cash is made, you will receive $65 in cash. However, no more than 40% of the total merger consideration will be paid in cash. This means that if shareholders representing more than 40% of the total shares elect cash, you will receive a pro-rata amount of cash with the remainder in Highwoods stock.


5.       Q.       If I receive stock, can I convert it to cash? If so, how fast?

         A. We expect you to receive distribution of your ESOP account (cash and/or Highwoods stock) by August 31, 1998. This is the fastest that a final accounting could be done and a distribution made. If not for extraordinary efforts made by Highwoods, this process would normally take at least 5 months.

                  If you receive Highwoods stock from your ESOP account, you can choose to sell the stock through a broker after that date, if you so desire. Highwoods is a very large company, listed on the New York Stock Exchange. Its stock trades actively and its stock price is quoted every day in THE WALL STREET JOURNAL.


6.       Q.       How is the 20-day moving average of Highwoods' share price calculated?

         A. The calculation will be based upon the average of the daily averages of the high and low sales prices for each of the 20 trading days prior to the closing. (See pg. 10-11 of the proxy.)

7.       Q.       Will I have to pay taxes in connection with the transaction?

         A. No tax will be due when your ESOP account receives the merger proceeds. When you receive distribution from the ESOP, you will owe no tax if you roll over to an IRA or another qualified retirement plan. If you do not roll over, any cash you receive will generally be taxable as ordinary income.

                  Generally, ESOP participants or their estates may qualify for special tax treatment if they are disabled, deceased, terminated from employment


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                  from J.C. Nichols or at least age 59 1/2. This special tax treatment applies only to the extent that you receive Highwoods stock and you do not roll over to an IRA or another plan. More detailed tax information will be provided with your Distribution Election Form, and we urge you to consult a tax advisor.


8.       Q.       How do I know that $65 is a fair price?

         A. Morgan Stanley & Co., J.C. Nichols' independent financial advisor, has advised the Board that this is a fair price. The price represents a tripling in value of J.C. Nichols shares since our new management team arrived.

                  It is also important to understand that there are no higher offers. Two solid, highly respected companies did ask to look at our books after expressing their interest in making an offer. We invited them to examine our records. After doing so, they chose not to make any offer. Intell, a little known company, has hinted that it might make a higher offer. If the Highwoods offer is voted down, Intell would be under no obligation to make an offer at any price.

                  We also understand that a company called Bosfield made its interest known to the Trust, however we do not know how the Trust responded. No offer was ever made to the Company or its Board of Directors.

9.       Q.       I have read that Intell will not make an offer because of the so-called "break up fee."

         A. "Break up fees" are customary in merger agreements. Therefore, we would not expect this provision to impede a serious bidder from making a higher offer.


10.      Q.       If the merger is not approved, what will happen?

         A. J.C. Nichols does not have sufficient cash on hand to meet its anticipated cash needs beyond 1998. If the merger is not approved, the Company will have to move quickly to raise capital or borrow funds to meet its cash needs. In the event J.C. Nichols were to sell common stock to generate cash, it may be forced to do so at a price below $65 a share.



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11.      Q.       What are the implications of Highwoods terminating the Trust?

         A. Terminating the Trust means that you would then become fully vested and receive distribution of the stock and cash you have in it.


12.      Q.       I thought the company is supposed to be doing its annual
                  valuation. When will that be complete?

         A. The appraisers have committed to complete the appraisal by mid-June, and you will be advised promptly of the appraiser's conclusions. It is important to understand that the Highwoods offer is fixed and will not be affected by the valuation.



WE URGE YOU TO INSTRUCT THE TRUSTEE TO VOTE YOUR SHARES IN FAVOR OF THE HIGHWOODS MERGER

For all of these reasons, your Board of Directors believes the merger with Highwoods is in the best interests of all J.C. Nichols shareholders, including you. It represents a significant premium for your shares, the potential to receive cash or participate in continued value creation by a strong company with an excellent track record, and it ensures a vital commitment to our community.

We urge you to please sign, date, and return the blue Voting Instruction Form today indicating your support for the merger of J.C. Nichols and Highwoods.








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1. All information is subject to the terms outlined in the proxy statement. The
Board is not acting as a fiduciary within the meaning of the Employee Retirement Securities Act of 1974, as amended.